Exhibit 99.1

For Immediate Release

Viggle Releases F2Q 2014 Results: Revenue Increases 30 Percent
as Company Creates Leading Entertainment
Marketing and Rewards Platform

Company successfully broadens offering for users and advertisers

NEW YORK – February 10, 2014 – Viggle Inc. (OTCQB: VGGL), the entertainment marketing and rewards platform that includes the Viggle, Dijit, and Wetpaint brands, today released its results for F2Q 2014, ended December 31, 2013, showing a 30 percent increase in year-over-year revenue as the Company embarked on a new strategic roadmap.

Viggle generated $5.032 million in revenue during F2Q 2014, an increase of $1.157 million, or 30 percent, over F2Q 2013 revenue of $3.875 million.  The F2Q 2014 revenue represents a 16 percent increase ($694,000) over F1Q 2014 revenue of $4.338 million.  Fiscal 2014 YTD revenue of $9.371 million is a 58 percent increase from the $5.927 million YTD at the end of FQ2 2013.

The Viggle app’s registered users totaled 3,690,832 at the end of F2Q 2014, an increase of 127 percent on the 1,623,645 Viggle registered users recorded at the end of F2Q 2013.

F2Q 2014 marked a pivotal time for Viggle Inc., as it successfully broadened its market offering and position through a strategic acquisition and a product extension into a second entertainment vertical, music.  Specifically, Viggle acquired Wetpaint, a leading entertainment media and technology company focused on television fans, with more than seven million Facebook fans and 16.6 million monthly unique users in December 2013.  Wetpaint is a major source for deep, independent coverage of top TV shows, stars, entertainment news and fashion, producing more than 150 new articles, videos and galleries per day.

In addition to the Wetpaint acquisition, Viggle also launched a new music product that allows users to discover music and earn Viggle Points that can be redeemed for real rewards.  The music feature is integrated seamlessly within the Viggle app so the user can toggle between earning points for TV and Music. Viggle plans to roll out new music features and benefits in the coming months.

The Viggle platform now offers an entertainment experience not only during a show on the Viggle app, but also before and after an airing on the Wetpaint properties.  Brand and network advertisers can now better leverage Viggle Inc.’s end-to-end marketing and promotions platform to reach a passionate and engaged audience said Greg Consiglio, President and COO of Viggle.

“We continue our improvements in revenue, EBITDA and net registered users,” continued Consiglio.  “Entertainment fans today have an overabundance of choices, and it’s our goal to create the singular marketing and promotional platform to not only reach them from an advertiser’s perspective, but also to provide the tools and services they need to take greater control of how they consume entertainment.”

Through the end of F2Q 2014, Viggle users have checked into 355,483,807 TV programs – including 222,141,854 from January 1, 2013, through the end of F2Q 2014.  In addition, users have checked into 4,231,881 songs using the new Viggle MUSIC option between December 4, 2013 and December 31, 2013.  Overall, users’ average time in the app has been 64 minutes and 58 seconds per session.

For F2Q 2014, Viggle had an Adjusted EBITDA loss of $5.209 million as compared to an Adjusted EBITDA loss of $5.916 million in F1Q 2014, as compared to an Adjusted EBITDA loss of $6.451 million in F2Q 2013. The sequential and year-over-year decreases in Adjusted EBITDA losses are directly attributable to increased revenue and less SG&A spending.

Please refer to the Company’s Quarterly Report on Form 10-Q filed today with the SEC for additional information.

About Viggle Inc.
Viggle is an entertainment marketing and promotions platform whose free app rewards its members for watching their favorite TV shows and discovering new music. The Viggle app enhances TV with interactive games like Viggle LIVE trivia and MYGUY real-time sports. Viggle Inc. operates Wetpaint, which is revolutionizing media with its expertise in social publishing and its Wetpaint Entertainment media property that offers audiences their daily fix of entertainment and celebrity news. Viggle Inc. also operates Dijit Media, maker of award-winning technology that helps consumers search for, find, and set reminders for their favorite TV shows and movies wherever they are offered. This includes the NextGuide discovery service and the cutting-edge Reminder Button.

Viggle members get rewarded for watching TV and discovering music with real rewards, including electronics, trips, exclusive entertainment experiences, gift cards, and more. Viggle also allows like-minded fans of their favorite shows and artists to connect through Viggle social features. Viggle’s audio verification technology recognizes shows on TV and allows members to check into live and DVR’d TV content from more than 180 of the most popular broadcast and cable channels.  For more information, visit www.viggle.com or follow us on Twitter @Viggle.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of February 10, 2014. Except as required by law, Viggle Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Non-GAAP Adjusted Rewards Costs and Adjusted EBITDA
The Company provides a non-GAAP measure for adjusted rewards costs as an alternative view of the Company’s cost of providing rewards to its users. The Company reports rewards costs in its Consolidated Statement of Operations in both cost of watchpoints and engagement points and in Selling, general and administrative expenses. Management believes that due to the lack of operating history associated with user point accumulation and redemption activity, that a useful financial measure for investors is to provide to them the amount of cash the Company has actually paid to provide rewards to its users. The Company also presents Adjusted EBITDA. Adjusted EBITDA is a non-GAAP measure that represents operating loss (as reported) plus depreciation and amortization, stock based compensation and adjustment to rewards costs. Management believes these non-GAAP measures enhance investors’ understanding of the Company’s financial performance. The information on adjusted rewards costs and Adjusted EBITDA should be considered in addition to, but not in lieu of operating income prepared in accordance with generally accepted accounting principles in the United States (GAAP). Since adjusted reward costs and Adjusted EBITDA are not measures determined in accordance with GAAP, they have no standardized meaning prescribed by GAAP and therefore, may not be comparable to the calculation of similar measures of other companies. A reconciliation between GAAP financial measures and non-GAAP financial measures is as follows.

Reconciliation of rewards cost to adjusted rewards cost and selling, general and administrative expenses to adjusted selling, general and administrative expenses (amounts in thousands)
	Quarter Ended December 31, 2013	6 Months Ended December 31, 2013	Quarter Ended September 30, 2013	Quarter Ended December 31, 2012	6 Months Ended December 31, 2012
Cost of watchpoints and engagement points as reported	$(82)	$(2,657)	$(2,579)	$(1,571)	$(3,800)
Adjustment to cost of watchpoints and engagement points	(1,102)	(108)	855	329	733
Adjusted cost of watchpoints and engagement points	(1,184)	(2,765)	(1,724)	(1,242)	(3,067)

Selling, general and administrative expenses as reported	(17,569)	(42,906)	(25,334)	(15,143)	(36,842)
Adjustment to selling, general and administrative expenses	(120)	(212)	46	186	403
Adjusted selling, general and administrative expenses	$(17,689)	$(43,118)	$(25,288)	$(14,957)	$(36,439)

Reconciliation of operating loss to Adjusted EBITDA (amounts in thousands)
	Quarter Ended December 31, 2013	6 Months Ended December 31, 2013	Quarter Ended September 30, 2013	Quarter Ended December 31, 2012	6 Months Ended December 31, 2012
Revenue	$5,032	$9,371	$4,338	$3,875	$5,927

Operating loss as reported	(12,619)	(36,192)	(23,575)	(12,839)	(34,715)
Add:
Stock compensation costs	7,638	23,434	15,796	4,936	16,775
Adjustment to cost of watchpoints and engagement points	(1,102)	(108)	855	329	733
Adjustment to Selling, general and administrative expenses	(120)	(212)	46	186	403
Depreciation and amortization costs	994	2,064	962	937	1,870
Adjusted EBITDA*	$(5,209)	$(11,014)	$(5,916)	$(6,451)	$(14,934)
Adjusted EBITA is a non-GAAP mearsure, but shown above it represents operating loss plus depreciation and amortization, stock based compensation, interest (expense) income, net and adjustment to rewards costs

Media Contact for Viggle:
Rachel Carr
DKC Public Relations
212 981 5253
rachel_carr@dkcnews.com

Viggle Investor Relations
John C. Small
CFO, Viggle Inc.
646 738 3220

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